Pricing Supplement Dated: March 23, 2009 (To Prospectus Supplement Dated February 26, 2009 to Prospectus Dated May 7, 2008)	Rule 424(b)(3) File No. 333-150486
Pricing Supplement No. 3

U.S. $1,411,540,000

JOHN DEERE CAPITAL CORPORATION
JDCC CORENOTESSM
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed Rate Note CUSIP Number	Price to Public (%)	Price to Purchasing Agent (%)	Fixed Interest Rate per Annum (%)	Interest Payment Frequency	Interest Payment Dates	Survivor’s Option	Stated Maturity Date

24424CAD3	100.000	99.800	3.750	Semi-Annual	April and October 15 of each year, beginning October 15, 2009	YES	October 15, 2010

24424CAE1	100.000	99.375	4.250	Semi-Annual	April and October 15 of each year, beginning October 15, 2009	YES	April 16, 2012

24424CAF8	100.000	99.000	4.750	Semi-Annual	April and October 15 of each year, beginning October 15, 2009	YES	April 15, 2014

Floating Rate Note CUSIP Number	Price to Public	Price to Purchasing Agent	Floating Rate Index Maturity and Spread	Interest Reset Dates	Interest Payment Frequency	Interest Payment Dates	Survivor’s Option	Stated Maturity Date

N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Redemption Information: Non-Callable

The debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See “Risk Factors” in our Annual Report of Form 10-K filed with the SEC).

John Deere Capital Corporation

Trade Date: March 27, 2009

Settlement Date: April 1, 2009

Other Terms: None

Agent: Merrill Lynch & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or Merrill Lynch & Co. will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. at 866-500-5408.

John Deere Capital Corporation JDCC CoreNotesSM

CoreNotesSM is a service mark of Merrill Lynch & Co.